[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 4.20

SUPPLY, DISTRIBUTION AND LICENSING AGREEMENT

This Supply, Distribution and Licensing Agreement dated as of 19 February 2014 (“Effective Date”) is entered into between Prima BioMed Ltd., a corporation incorporated under the laws of Australia with its principal place of business at Level 7,151 Macquarie Street, Sydney NSW, 2000, Australia (“Prima BioMed”), and Neopharm Ltd., a corporation incorporated under the laws of Israel, with registered offices at 6 Hashiloach st Kiryat Matalon, Petach Tikva, Israel (“Neopharm”). “Parties” shall mean Prima BioMed and Neopharm, and “Party” shall mean either of Prima BioMed or Neopharm, as the context requires.

Recitals:

A.	Prima BioMed and its Affiliates are engaged in the development and manufacturing of the Products (as defined below) and has represented that it owns or has all required title and rights in and to the Products, including the exclusive right to the Technology (as defined below);

B.	Prima BioMed (on behalf of itself or through Affiliates) is interested to supply the Products to Neopharm and to grant Neopharm an exclusive License (as defined below) in accordance to pricing and payment terms contained in Schedule A;

C.	Neopharm (by itself or through Affiliates) are engaged in the distribution of pharmaceutical and other health care Products and possess the resources, skills and experience necessary to perform its obligations under this Agreement.

In consideration of the above recitals, the parties agree as follows:

1.	DEFINITIONS

1.1.	“Accessories” shall mean all accessories and complementary instruments and devices intended for use (by customers and/or their patients) with the Products.

1.2.	“Affiliate” shall mean any corporation, person or entity controlled by, controlling or under common control with Neopharm or Prima BioMed, as the case may be, or within their group of companies. With respect to Neopharm, any entity controlled by members of the Fuhrer family will be deemed an Affiliate, but only to the extent that the business of such corporation, person or entity is engaged in the distribution of pharmaceutical or other health care Products in the Territory. For the purpose of this clause alone, “control” shall mean the direct or indirect ownership or control of more than fifty percent (50%) of the share capital or the issued voting shares of an entity or the legal power to direct or cause the direction of the activities, general management and policies of the entity in question, or power or authority to elect more than fifty (50) per cent of the board of directors or equivalent of such entity, and “controlled” shall be construed accordingly.

1.3.	“Agreement” shall mean this Supply, Distribution and Licensing Agreement together with its attached Schedules.

1.4.	“Biological Samples” shall mean the human biological samples obtained from patients in the Territory as may be required by Prima BioMed to manufacture the Products (but does not include the Products).

1.5.	“Biological Samples’ Regulatory Approvals” shall mean any approvals, licenses, registrations, or authorization of any federal, state or local regulatory agency, department, bureau or other government entity, required for the full performance of Biological Samples Procedure (as describe below) in according to all applicable laws, regulations and orders.

1.6.	“Business Day” shall mean shall mean from 9.00am to 16.00pm on any day on which banks are open in Tel Aviv and Australia.

1.7.	“Claim” means any and all claims, suits, damages, cross-claims, actions, disputes, demands, proceedings, accounts, interest, costs (whether or not the subject of a court order), expenses (including reasonable attorneys’ fees), losses, liabilities and debts (including those liabilities and debts which are prospective or contingent and those the amount of which is not ascertained) of whatever nature and however arising which the Parties may now have or at any time hereafter might have.

1.8.	“CPP” shall mean certificate of pharmaceutical product.

1.9.	“Control” or “Controlled” by a Party shall mean the possession and/or control and/or use of a Party and/or its Affiliates and/or its successors (whether directly or indirectly) by license, ownership or otherwise.

1.10.	“Consequential Loss” shall mean any indirect, incidental, special or consequential loss or damage, and exemplary or punitive damages, including loss or damage in relation to loss of use, loss of production, loss of revenue, loss of profits or anticipated profits, loss of business, loss of business opportunity, loss of contract, loss of reputation or opportunity, business interruptions of any nature, loss of data, data corruption rectification costs or loss or damage resulting from wasted management time.

1.11.	“Current Product” shall mean Prima Biomed’s autologous dendritic cell vaccine described in Schedule B and to the extent such product is enhanced during the Term by use or incorporation of any Improvement, includes the Current Product so enhanced.

1.12.	“Delivery Point” shall mean delivery to Prima BioMed or its designated carrier at Ben Gurion International Airport, Israel.

1.13.	“Economic Value” shall mean any and all net (for instance deductions for taxes and other direct costs borne by Prima BioMed associated with the Worldwide License) consideration received, directly or indirectly, by Prima BioMed and/or an Affiliate and/or any party on Prima BioMed’s behalf as consideration for the grant of a worldwide license or sublicense agreement (the “Worldwide License”) with respect to a particular Product. Such consideration shall include without limitation any upfront, license initiation or signing fees, license maintenance fees, milestone payments, royalty payments or equity received (excluding Research & Development related payments) as consideration for the grant of the Worldwide License or an option for a sublicense to the particular Product. Economic Value shall also include the fair market value of any non-cash consideration paid to Prima Biomed and/or an Affiliate and/or any party on Prima BioMed’s behalf for such Worldwide License.

1.14.	“First Commercial Sale Date” shall mean the date of the first commercial sale of the Products by Neopharm in the Territory following Registration and Reimbursement Approval of the Products in the Territory. “First Commercial Sale Date” shall not include the date of any sale of the Products which is for the sole purpose of (i) obtaining regulatory approval for the Products in the Territory or, (ii) compassionate, named patient or similar use.

1.15.	“Improvement” shall mean any modification, development or improvement of the Technology including, but not limited to, drugs, any delivery method, any dosage form, any dosage strength, any formulation containing the product(s), including any manufacturing process improvements, any regulatory variation or updated related to the product(s) and/or any other similar modifications to the products that are Controlled by Prima BioMed at any time during the Term of this Agreement.

1.16.	“Intellectual Property” shall mean all legal rights, titles and interests, evidenced by or embodied in: (i) Patents; (ii) all trademarks, service marks, copyrights, designs, trade styles, logos, trade dress, and corporate names, including all goodwill associated therewith; (iii) any work of authorship, regardless of copyright ability, all compilations, all copyrights (including the droit morale); (iv) all trade secrets, and proprietary processes, licenses; and (v) all derivative works of the above and all other proprietary rights and any other intellectual property rights of any kind and nature however designated which are Controlled by Prima BioMed as of the Effective Date or at any time during the Term of this Agreement.

1.17.	“International Regulatory Approvals” shall mean any Marketing Approval of each Product (including, Certification of Pharmaceutical Product) by any federal, state or local regulatory agency, department, bureau or other government entity of either United States of America, European Union and, Australia.

1.18.

“Know-how” shall mean any and all existing or future data and materials, whether proprietary or not and whether patentable or not, including, without limitation, regulatory, medical, scientific, technical and commercial data relating to the Products required for its Registration, marketing, importing, distribution, using, selling or otherwise commercializing of the Products, whether in tangible or intangible form or otherwise that are Controlled by Prima BioMed. Without derogating from the above, “Know-how” shall include, inter alia, Prima BioMed’s and its Affiliate’s

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

proprietary and beneficial interest of the technology, specifications and test methods (Products, raw material, packaging, stability and other applicable specifications), pharmaceutical manufacturing and packaging instructions, master formula, validation reports (process, analytical methods and cleaning), stability data, analytical methods, records of complaints, product reviews, and other master documents necessary to control, and for the release of the Products, as well as Prima BioMed and its Affiliate’s know-how, trade secrets, confidential information, inventions (whether or not patentable but which are not disclosed or claimed in Prima BioMed’s or its Affiliate’s Patents), data, clinical and preclinical results and any other information, including but not limited to commercial business information, methods of business, logistical processes and procedures, sales order processing, customer information, marketing and business plans which is Controlled by Prima BioMed as of the Effective Date or at any time during the Term of this Agreement.

1.19.	“License” as defined in clause 2.1.3.

1.20.	“Marketing Approval” means the applicable marketing authorization granted by a relevant regulatory authority permitting the placing on the market of a Product for sale, and subject to applicable rules and regulations.

1.21.	“Other Confidential Information” shall mean information, other than the Scientific Information and Know-how, which relates to the Product, including financial statements, costs and expense data, marketing distribution and consumer data, regulatory correspondence or any other information which is not generally ascertainable from public or public domain published information, regardless of whether such information was provided under this Agreement, by request of the other party or in any other manner. The terms and conditions of this Agreement shall also be considered as Confidential Information.

1.22.	“Patents” shall mean any and all, patents (including inventor’s certificates) and applications (whether pending or not) therefore owned or Controlled by Prima BioMed (as of the Effective Date and at any time during the Term of this Agreement), including without limitation any substitutions, any provisional applications, extensions or restorations by existing or future extension or restoration mechanisms, confirmations, re-examinations, reissues, renewals, divisions, patents-of-addition, continuations or continuations-in-part thereof or therefor, which cover or claim the Products, or the use, manufacturing or commercialization thereof.

1.23.	“Prima BioMed Trademarks” means the Trademarks owned by Prima BioMed and/or Controlled by Prima BioMed under which Prima Biomed will supply the Products and which shall be used by Neopharm in respect to the Products.

1.24.	“Products” or “Product” shall mean the Current Product and any additional products, Accessories, assays or kits which shall be amended from time to time to Schedule B of this Agreement in accordance to the provisions of the clause 2.2 below or otherwise by mutual agreement of the Parties. To the extent such Product or Products are enhanced during the Term by use or incorporation of any Improvement, “Product” includes the Product so enhanced.

1.25.	“Product Use” means the use of the Products by the end user of the Products in accordance with the Marketing Approval and to all applicable laws and regulations in the Territory.

1.26.	“Registration” shall mean any approvals, licenses, registrations, or authorization of any state or local regulatory agency, department, bureau or other government entity, required for the importation, marketing and sale of Products in the Territory, including Marketing Approval and the release of first batch of the Products for marketing in the Territory.

1.27.	“Regulatory Data Requirements” shall mean any and all material, documentation, test results and data in English which are required by Neopharm to obtain or maintain the Registration and Reimbursement Approval of each Product in the Territory, including, but not limited to, a copy of all new drug submissions, the registration dossier for each Product, the respective the approval letter, new indications, line extensions, new processes, supplements, variations and amendments thereto as submitted to and/or approved by any and all of United States of America’s Federal Drug Agency (FDA), European Medicines Agency (EMA) and Australia’s Therapeutic Goods Administration (TGA) and the corresponding Certificate of a Pharmaceutical Product.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.28.	“Reimbursement Approval” shall mean the appearance of the Product on the national list of reimbursed medicines in the Territory (“national healthcare basket”) as published by the Israeli Ministry of Health from time to time.

1.29.	“Scientific Information” shall mean all the scientific documentation and data on the Products that is required for Registration and the Reimbursement Approval, including any data related to clinical development activities or results.

1.30.	“Specification” shall mean the specification for the Products as described in the Marketing Approval of each Product in the Territory.

1.31.	“Technology” shall mean the Intellectual Property, Know-How, Scientific Information and Other Confidential Information in relation to the Products.

1.32.	“Term” is defined in clause 13.

1.33.	“Territory” shall mean the State of Israel, the Palestinian Authority and any successor hereafter.

1.34.	“Trademark” shall mean any and all intellectual propriety rights (including trademarks and trade names, trademarks and trade names applications, designs, drawings, brand names and/or logos) and any other property rights, whether recognized or protected under any applicable laws or not, either in English or Hebrew.

2.	APPOINTMENT

2.1.	Prima BioMed (by itself and/or through its Affiliates) hereby grants to Neopharm:

2.1.1.	a sole and exclusive sub licensable assignable right to register, market, sell, distribute and import the Product, in accordance with the Product Use, in the Territory; and

2.1.2.	a sole and exclusive perpetual, sub licensable assignable, right and license to use the Technology in the Territory for the purpose of undertaking the rights granted in 2.1.1;

2.1.3.	The rights and licenses granted under clauses 2.1.1 and 2.1.2 together shall be referred as the “License”.

2.2.	In the event that obtaining of Marketing Approval by Prima BioMed, its Affiliates or its successors for the Current Product in either United States of America or European Union is no longer reasonably achievable (for example without limitation: following failure of clinical trial of the Product), Neopharm shall be entitled to elect adding automatically the subsequent product of Prima Biomed to the Current Product for which US or EU approval is sought and obtained, into Annex B (i.e. such product shall be considered as a “Product” to this Agreement) and the provisions of this Agreement shall apply mutatis mutandis with respect to such product for any and all matter. The Parties may agree in good faith on any reasonable changes to material commercial terms of this Agreement, if any, which are required for the implementation of this Agreement on such new product.

2.3.	Subject to the provisions of clause 2.2 above, in the event that Prima BioMed, its Affiliates or its successors wishes to enter into any agreement which would permit the registration, license, sale, marketing, use or other commercialization of any additional products (including Accessories, assays or kits and any Improvements of such products) Controlled by Prima BioMed, its Affiliates or its successors at any time during the Term of this Agreement, including by way of a license in the Territory or including the Territory, by itself or through third parties (the “New Products”), it shall first give a written notice to Neopharm (the “Notice”). The Notice shall include payment terms of the proposed license or distribution of the New Products and any other material terms of such license or distribution right. Upon receipt of the Notice, Neopharm shall be entitled to respond in writing within [***] as to whether it accepted the offer to license or distribute the New Products (the “Acceptance Notice”). The Acceptance Notice shall be binding on Prima BioMed and its Affiliates in accordance with the terms of the Notice. In the event that Neopharm has not delivered an Acceptance Notice in accordance with this clause, Prima BioMed shall be free, within [***] of the date of expiration of Neopharm’s option, to license or distribute the New Products on terms contained in the Notice. It is further agreed that the Prima BioMed shall issue to Neopharm Notice with respect to each New Product prior to the earliest day on which such New Product obtains Marketing Approval in United States of America, European Union or Australia.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.4.	Neopharm shall refrain from (i) establishing any branches, sales offices or warehouses outside the Territory for the sale of the Products outside the Territory; or (ii) registering or actively promoting, distributing, and selling the Products outside the Territory.

2.5.	Prima BioMed shall not grant any license to be used in the Territory (including License or any part thereof) nor appoint, directly or indirectly, any other person or entity as its distributor, representative or agent for the import, sale, marketing or promotion of the Products to customers and/or end user in the Territory, nor undertake such activities itself or use such license itself, and shall direct all inquiries from the Territory to Neopharm. Prima BioMed and its Affiliates shall not sell or otherwise provide the Products outside the Territory if it has reason to believe that such Products are to be sold, directly or indirectly, in the Territory and shall take reasonable measures in order to prevent such sale in the Territory. Furthermore, Prima BioMed and its Affiliates shall refrain from establishing any branches, sales offices or warehouses or the sale of the Products in the Territory

2.6.	Neopharm shall pay Prima BioMed, subject to terms of this Agreement and Prima BioMed performing any and all its representations, obligations, liabilities and warranties thereof, Licenses and Rights Granted Consideration and Milestone Payments as described in and subject to Schedule A.

3.	POST-APPROVAL CLINICAL STUDY, MARKETING AND SALE

3.1.	The Parties shall negotiate in good faith to coordinate and agree on design and implementation of a post-approval clinical study that will be performed in selected medical centers in the Territory aiming to enhance the acceptance of the Product by the medical community in the Territory, (the “Post Approval Study”). Neopharm shall bear all and any local costs and expenses associated with the Post Approval Study. Prima BioMed shall supply to Neopharm free-of-charge the Products’ quantity which is reasonably required for the Post Approval Study.

3.2.	Following Registration of the Product in the Territory, Neopharm will use commercially reasonable efforts to obtain Reimbursement Approval in the Territory for the Products and promote the sale, marketing, distribution, and use of the Products in the Territory and in conformity with all applicable rules, regulations and guidance of any governmental authority in the Territory.

3.3.	Prima BioMed shall provide to Neopharm, in the English language, Products training sessions, reasonable quantities of brochures and other scientific, promotional and marketing materials and literature for the Products in the English language, and published articles or studies in the English language relating to the Products.

3.4.	Prima BioMed shall provide Neopharm with its global medical, marketing and pricing strategies and the value dossier of the Product.

3.5.	Each party shall invite the other party to attend international conferences and meetings in which that party participates, displays or discusses the Products and will invite the other party to attend Prima BioMed’s Products marketing and medical meetings. In addition, each party will notify the other party of scientific meetings or satellite symposia conventions, and sales meetings which are of relevance to the Product and provide the other party with copies of scientific papers relating to the Product which it has in its possession.

3.6.	Prima BioMed will, at its own expense, provide commercially reasonable marketing support in the form of pricing data and marketing information (including, but not limited to representative copies of promotional items, a copy of medical articles, medical educational strategies and related materials) regarding the marketing of the Products in the United States and other territories, as Neopharm may reasonably request from time to time. Prima BioMed will include Neopharm’s sales force in sales training activities for all scientific, medical and product strategy activities and will include the Neopharm sales force in all global marketing meetings, conferences, and other similar activities. Prima BioMed will make available to Neopharm samples of materials used for promotion and training in the Territory from time to time.

3.7.	Subject to the terms of Schedule A, Neopharm shall be entitled to resell the Products to its customers in the Territory at such prices as it may determine at its sole discretion, subject to all applicable laws, regulations and guidelines of the Territory. Such customers shall be bona fide and appropriately licensed.

3.8.	Neopharm shall Store and distribute the Products in accordance with applicable Good Distribution Practice (GDP) principles and guidelines in compliance with all applicable laws and regulations of the Territory.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.	REGULATORY MATTERS

4.1.	Filing of Regulatory Approvals.

4.1.1.	Neopharm shall use commercially reasonable efforts to obtain and maintain Registration of the Products in the Territory, at its cost, provided that Prima BioMed has supplied to Neopharm the regulatory materials and information which are reasonably requested by Distributor to obtain or maintain such Registration of the Products in the Territory.

4.1.2.	Prima BioMed and its Affiliates shall make commercially reasonable efforts to complete the development of the Products and shall make all appropriate filings to obtain the International Regulatory Approvals. Prima BioMed shall cooperate with and assist Neopharm as reasonably necessary in obtaining the Registration and shall provide to Neopharm, for no additional consideration, the Regulatory Data Requirements for each Product promptly as they become available.

4.1.3.	Prima BioMed shall be solely responsible to obtain and maintain, on its own expense, all International Regulatory Approvals and the Biological Samples’ Regulatory Approvals for the Term of the Agreement.

4.2.	Both Parties shall comply with all applicable present and future orders, regulations, requirements and laws in the Territory relating to the promotion, marketing, sale, use and distribution of the Products.

4.3.	Each Party shall keep the other fully informed of all governmental and regulatory requirements which may materially affect sales of Products in the Territory.

4.4.	Upon Prima BioMed’s request, Neopharm shall provide Prima BioMed a right to access the data and information comprising or relating to the Registration of the Product in the Territory for reasonable business purposes, subject to Neopharm’s discretion, not to be unreasonably withheld, and subject to confidentiality undertakings.

4.5.	Any safety information and statement of respective regulatory obligations shall be handled in a separate safety and pharmacovigilance agreement between the Parties (the: “Safety Agreement”). The Safety Agreement shall be entered no later than [***] prior to shipment of first clinical trial material to Israel.

5.	OBLIGATIONS OF PRIMA BIOMED

Without derogating from Prima BioMed’s obligations under this Agreement, Prima BioMed shall have the following obligations during the Term:

5.1.	Prima BioMed shall provide any information and support relating to the Technology as reasonably requested by Neopharm to enable Neopharm to properly and efficiently discharge its duties under this Agreement, including but not limited to the Registration and/or the distribution, marketing, importing, selling and use of the Products in the Territory.

5.2.	Prima BioMed shall provide any information and support relating to the Products as reasonably requested by Neopharm to enable Neopharm properly and efficiently to discharge its duties under this Agreement, including but not limited to the periodic updates regarding its research and development activities and results with respect to each Product.

5.3.	Inform Neopharm of any changes in the Specifications or other changes that affect the Registration and/or use of the Products in the Territory at least [***] in advance to allow changes in the applicable Registration in the Territory or as soon as reasonably practicable, and any and all costs and expenses associated with such changes and the outcome of such changes shall be borne and paid by Prima BioMed.

5.4.	Prima BioMed (by itself or through its Affiliates) shall be responsible for the registration of the Patents (if any) and their Improvements thereof (if any) for each Product in the Territory, and for the maintenance and update of such registrations (if any), all at its own expense.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.	OBLIGATIONS OF NEOPHARM

Without derogating from Neopharm’s obligations under this Agreement, Neopharm shall use reasonable commercial efforts to perform the following obligations during the Term:

6.1.	To achieve the Registration, pricing and reimbursement for the Product(s) subject to the provisions of clause 4.1, to promote the use and sale of the Product(s), and to increase sales of the Product(s) in the Territory, in accordance to terms and conditions of this Agreement, all at its own expense.

6.2.	To provide commercial, medical and sales personnel equivalent or greater in size than that of a commercially reasonable party, that in good faith believes it would make in similar circumstances for its own operations at that time, all at its own expense.

6.3.	To utilize scientific and marketing materials provided by Prima BioMed and will produce local scientific, marketing and promotional materials used by Neopharm in the Territory at its own expense (if required).

6.4.	To conduct medical meetings and advisory boards, at Neopharm’s sole discretion and at its own expense.

7.	MANUFACTURING, PACKAGING AND LABELING

7.1.	Prima BioMed and its Affiliates shall manufacture the Products according to the requirements of Good Manufacturing Practices (GMP), in conformity to the Specifications for the Products and the warranties contained herein.

7.2.	Prima BioMed shall be exclusively responsible for the quality of the Products and will comply with the requirements of all laws and regulations governing product quality, standards, safety and efficacy as well as with the Specifications, Registration of the Products in the Territory, the Biological Samples’ Regulatory Approvals and all warranties. Prima BioMed and Neopharm will enter into quality agreement no less than [***] from the first transfer of clinical trial material to the Territory (the: “Quality Agreement”).

7.3.	Prima BioMed shall supply the Products packaged and labeled ready for Product Use according to applicable laws and regulations as required by regulatory authorities in the Territory.

7.4.	Neopharm shall sell the Products under and by reference to the Prima BioMed Trademarks and it shall also have the right to use and display its Trademarks, alone or together with Prima BioMed Trademarks on promotional, literature, advertising and other materials relevant to promotion and marketing of the Products in the Territory (whether provided by Prima BioMed or created by Neopharm).

8.	ORDERS, DELIVERY AND SUPPLY TERMS

8.1.	During the Term of this Agreement, Prima BioMed shall supply Neopharm the Products and Neopharm shall purchase from Prima BioMed the Products for sale in the Territory according to the terms and conditions contained herein and subject to the Territory laws and regulation, under the pricing and payment terms described in Schedule A attached hereto and incorporated herein.

8.2.	Neopharm shall collect and deliver to Prima BioMed, in accordance to Prima BioMed’s written instructions, the Biological Samples. Neopharm shall deliver the Biological Samples to Prima BioMed or Delivery Point. All risks and liabilities with regards to the Biological Samples, including risk of loss, shall pass to Prima BioMed at the Delivery Point.

8.3.	The Products shall be delivered by Prima BioMed to Neopharm CIF, Neopharm’s warehouse in the Territory [***]. Upon delivery of the Products, Prima BioMed shall convey good title in and to the Products to Neopharm.

8.4.	Prima BioMed shall Supply the Products to Neopharm in finished ready-to-administer form together with a Certificate of Conformity, Certificate of Analysis complying with the then current Registration of the Products in the Territory, Certificate of Pharmaceutical Product and all relevant statutory requirements under applicable laws, rules and regulations in the Territory.

8.5.

If for any reason Prima BioMed is in good faith unable to supply any or all of the quantities of the Products required to be supplied hereunder, it shall provide Neopharm with reasonable prior written notice thereof, and, as soon as practicable, appoint a third party designee for the supply of the Products to Neopharm. In the event of a shortfall in Prima BioMed’s ability to supply the Products,

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

as a result of a Force Majeure Event or otherwise it shall use its good faith efforts to provide Neopharm with as much quantity of the Products as possible. In no event shall Prima BioMed single Neopharm out as the only party to whom a shortfall is applicable and shall not be unfairly prejudiced relative to other third parties in the event of such shortfall.

8.6.	All sales made by Prima BioMed to Neopharm shall, except where otherwise agreed in writing, be subject to the terms herein. Any inconsistency between the terms of this Agreement and any other applicable conditions of sale shall be governed by the terms of this Agreement.

8.7.	Any complaint regarding impairment (including any shortage, imperfection, defects, or case of non-conformance to the Specifications or Registration) of the Products (the “Impairment”) supplied by Prima BioMed will be notified by Neopharm to Prima BioMed, providing details of the problem and any available documentation, if visible Impairment within [***] of receipt of the Products to Neopharm’s warehouse in the Territory, or if latent Defect , within [***] after discovery of the same (the: “Rejected Products”). Prima BioMed shall immediately refund Neopharm for the Rejected Products and notify Neopharm within [***], at Prima BioMed’s direction and expense, to either destroy or return (if permissible by applicable law and regulation) to Prima BioMed the Rejected Products. Prima BioMed shall bear and pay any costs, expenses and/or damages incurred by Neopharm in connection with the Rejected Products. In addition, if at any time the Ministry of Health or Neopharm’s Qualified Pharmacists rejects any batch or sample or notice of any non-conformity, Neopharm shall have the right to return to Prima BioMed (if permissible by applicable law and regulation) or destroy such batch or sample and Prima BioMed fully refund Neopharm for the said rejected Products.

9.	INSPECTION

Provided reasonable written notice has been given, either Party may appoint qualified delegates to inspect, no more than [***] of the Term, and during normal working hours, the place where the other Party stores the Products and stock rotation, inventory and storage systems and with respect to Prima BioMed also the place of manufacturing of the Products, subject to the prior execution of any confidentiality terms as either party may require.

10.	CONFIDENTIALITY

10.1.	Neopharm and Prima BioMed and their respective directors, officers, employees, agents advisors (“Representatives”), undertake that during the Term and for a period of [***] following the expiration or any termination of the Agreement for any reason: (1) all information in relation to the Technology (“Technology Information”) which is transmitted by one party to the other party on the basis of the Agreement shall be treated in confidence by the latter and shall not be used by the receiving party (including such receiving party’s Affiliates and its Representatives) or furnished to any third party for any purpose inconsistent with the Agreement and (2) receiving party shall take all commercially reasonable and appropriate precautions to observe confidentiality, and for its Representatives and Affiliates to do so, and shall not disclose such information to any third party other than for the purpose of performing this Agreement. In this connection, receiving party (including its Representatives and its Affiliates) shall take all commercially reasonable measures to ensure that employees or third party collaborators (as approved in writing beforehand by disclosing party) observe strict secrecy in respect of any of the said nonpublic Technology Information and that such disclosure is limited to only those persons who have a need to know same for the purpose of performing the Agreement.

10.2.	The foregoing obligations of the receiving party (including those of the receiving party’s Representatives and Affiliates) contained in the previous paragraphs shall not apply to Technology Information, which the receiving party can so show:

a)	is generally available or becomes generally available to the public or within the pharmaceutical market with no fault of the receiving party;

b)	had already been known to the receiving party at the time it was divulged;

c)	is received by the recipient lawfully from a third party; or

d)

required to be disclosed to a tribunal or governmental agency or regulatory authorities (to the extent necessary to obtain Registration; if receiving party, any of receiving Representatives or Affiliates are requested or required to disclose any such information, receiving party

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall, unless the party so required is restricted by law or order, promptly notify in writing disclosing party of such request or requirement so that disclosing party (or its designated Affiliate) may seek a protective order, and/or take any other mutually agreed action.

10.3.	Neopharm shall be entitled to represent itself as the Prima BioMed’s sole and exclusive licensee and authorized distributor in accordance with clause 2.1 within the Territory.

11.	REPRESENTATIONS AND WARRANTIES;

11.1.	Prima BioMed and its Affiliates warrant and represents that the Products supplied to Neopharm (i) will be ready for administration and distribution to the end-users in the Territory, and (ii) will be adequately contained, packaged and labeled for administration in the Territory, conform to the affirmations of facts on their delivery papers and will fully comply with all local legal and regulatory requirements in the Territory, and (iii) have been manufactured in accordance with the Products’ Specifications including as set forth in the Registration, and in accordance with GMP and the Quality Agreement and (iv) will have at least 80% remaining shelf life upon delivery and (iv) will be fully suitable for their intended use, will not be defective in any way and will not endanger or otherwise be hazardous to the users thereof, and (v) to Prima Biomed’s knowledge, they themselves and any trademark, trade name or other names, signs or marks applied thereto will not infringe the rights of any third party, whether registered or not, including, but not limited to, proprietary rights or other intellectual property rights of any third party and (vi) will be free of all liens and/or rights of third parties of any kind whatsoever. and (iii) will not be adulterated or misbranded

11.2.	Prima BioMed and its Affiliates further warrant and represents the following:

11.2.1.	It has the full right and legal capacity in and to the Products (including manufacture, supply and sell the Products), the Prima BioMed Trademarks and Technology and to grant to Neopharm the rights granted herein, including the sole, exclusive and unencumbered right to grant the License, without intentionally violating rights of any third parties and that there are no adverse proceedings, claims or actions, pending or threatened, relating to Neopharm’s ability to distribute and sell the Products and/or to use the License and the Technology;

11.2.2.	To the best of its knowledge, the use of the Prima BioMed or its Affiliates Intellectual Property, Trademarks, Patents, Technology or Products will not infringe any rights of any third party, whether registered or not, including, but not limited to, proprietary rights or other intellectual property rights of any third party.

11.2.3.	It shall perform any and all its obligations, commitments, undertakings and responsibilities under clauses 2.2 and 2.3 above, in good faith and in transparency, in order that Neopharm shall exercise any and all of its rights and interest under said clauses.

12.	RESPONSIBILITY INDEMNIFICATIONS AND INSURANCE COVER

12.1.	Neopharm shall be liable under the applicable law for and shall defend, indemnify and hold Prima BioMed, its Affiliates officers, directors, employees, and agents harmless against any and all third party claims for direct losses, damages, costs and expenses (including reasonable attorneys’ fees) resulting specifically and proximately due to the selling and distribution of the Products by Neopharm in violation of the terms of this Agreement or due to any breach or non performing by Neopharm of this Agreement or due to any wrongful, willful or gross negligent act or omission by Neopharm or by any of its officers, employees, agents or contractors with respect to its performance of its obligations under this Agreement, provided that Neopharm’s liability under this Agreement shall never exceed its liability under applicable law; except that Neopharm shall have no obligation to indemnify Prima BioMed pursuant to this clause 12.1 to the extent that Prima BioMed is obligated to indemnify and hold harmless Neopharm under clause 12.2.

12.2.	Prima BioMed shall be liable towards Neopharm as well as towards any third party for and shall defend, indemnify and hold Neopharm and its Affiliates, officers, directors, agents and employees (the “Neopharm Indemnitees”) free and harmless from and against any and all Claims arising out of or in any way resulting from:

(a)	any failure by Prima BioMed and its Affiliates to comply with any applicable laws, regulations and/or administrative decision regarding the Registration of each Product in the Territory and CPP) and/or the Product in the Territory;

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	any Claim with regards to the Biological Samples Procedure (as defined below), including any failure to apply to regulatory requirements and/or claims for loss or mishandling;

(c)	Prima BioMed’s or its Affiliate’ transportation, storage, use, and handling of the Products and the disposal of hazardous materials in connection with the manufacture thereof;

(d)	any losses or damages (including product related death, injury to person or damage to property) arising out of or in connection with the Products, under use of the Products in accordance with the terms of this Agreement or Marketing Approval or the applicable laws and Regulations in the Territory ;

(e)	any breach or non-performing by Prima BioMed or its Affiliates of any representation, warranty, covenant or obligation contained in this Agreement; or

(f)	any wrongful, willful or gross negligent act or omission by Prime BioMed or by any of its officers, employees, agents or contractors with respect to its performance of its obligations under this Agreement.

12.3.	Without derogating from any and all Prima BioMed obligations, liabilities, responsibilities and warranties with regards to the Products, Prima BioMed shall be solely responsible and liable for the Biological Samples from the Delivery Point and thereafter, including but not limiting to obtaining the Biological Samples’ Regulatory Approvals, all logistics aspects of the Biological Samples from, through and outside the Territory and from, through and outside any country outside the Territory (including required insurance), the handling of the Biological Samples, their disposal, their testing and the consequence of such testing and any procedure done with or to the Biological Samples, all in according with the Registration, the International Regulatory Approval, the Biological Samples’ Regulatory Approvals, the Specification and any applicable laws and regulations (including data security and privacy laws). All cost and expenses related to the Biological Samples Procedure shall be born on Prima BioMed sole cost and expense and no additional payment shall be required from Neopharm (the “Biological Samples Procedure”). For clarification, Neopharm sole responsibilities, with respect to the Biological Samples, is to deliver the Biological Samples to the Delivery Point according to Prima BioMed written instructions.

12.4.	A Party seeking indemnification pursuant to this clause 12 (the “Indemnified Party”) shall notify within [***] the Party from whom such indemnification is sought (the “Indemnifying Party”) of any claim or action and render all reasonable assistance to the Indemnifying Party in connection with defending such claim or action. The Indemnified Party shall allow the Indemnifying Party to control the defence of any such claim or action; provided that the Indemnifying Party shall keep the indemnified Party informed of the status of such claim or action and shall not settle such claim or action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

12.5.	Without derogating from Prima BioMed’s and its Affiliates’ liability pursuant to this agreement or in law, Prima BioMed undertakes to effect and to maintain, at its own expense, from the date of first transfer of a Product to the Territory intended for human administration, with a duly licensed and reputable insurance company, the insurance policy specified hereafter (hereafter: “the Prima BioMed insurance”), Product Hazard insurance - covering Prima BioMed’s legal liability in respect of bodily injury or property damage caused as a result of and/or in connection with the Products, up to a Limit of Liability of A$10,000,000 (ten million Australian dollars) per event and in the aggregate for the period of insurance. This policy will include Neopharm as an additional insured as a “Vendor”, subject to a Cross Liability Clause

12.6.

Neopharm undertakes to effect and to maintain, at its own expense, from the date of first transfer of a Product to the Territory intended for human administration, with a duly licensed and reputable insurance company, the insurance policy specified hereafter (hereafter: “the Neopharm insurance”), throughout the entire term as define in this agreement, and for an additional [***] after the ending the Term. Neopharm undertakes, at the request of Prima BioMed, to provide evidence of such insurance: Products Liability combined professional liability Insurance - covering Neopharm’s legal liability in respect of any loss or damage caused as a result of and/or in connection with its importation, marketing and supply of the Products up to a Limit of Liability of US$500,000 (five hundred thousand US Dollars) per event and in the aggregate for the period of insurance. This policy will include Prima BioMed as an additional insured, in respect of its liability

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

due an act or omission of Neopharm and/or due of the products, subject to a Cross Liability Clause. Neopharm’s insurance will include an express condition according to which the Neopharm’s insurance policy will not be cancelled and/or reduced during the period of insurance without advance notification of [***] being provided to Prima BioMed by registered mail. Neopharm’s insurance will contain an express condition according to which the policy will take precedence to any insurance effected by Prima BioMed and that the insurer waives any demand and/or claim of participation of Prima BioMed’s insurance.

12.7.	The Parties further agree that the insurance provisions described in clauses 12.5 and 12.6 above shall be reasonably and in good faith negotiated and amended by the Parties prior to the date of first transfer of a Product to the Territory intended for human administration.

12.8.	Neither Neopharm or Prima BioMed will be liable to each other for any Consequential Loss arising out of or in connection with this Agreement irrespective of whether the liability for the loss or damage arises in or under contract, statute, tort (including negligence), equity or otherwise at Law, except with respect to any liabilities and/or indemnification obligations under clause 12.2.

13.	TERM, TERMINATION AND EFFECT OF TERMINATION OF THE AGREEMENT;

13.1.	This Agreement shall be in force from the Effective Date and shall continue in force in respect of each Product until twenty (20) years from First Commercial Sale Date, as defined above, of such Product.

13.2.	Upon expiration of this Agreement, the License (as defined in clause 2.1 above) of each Product, shall be converted into a fully paid up, perpetual, royalty free, irrevocable License and, in addition, clause 16.3 shall apply with respect to Prima BioMed Trademarks License. The parties agree to negotiate further supply terms in good faith.

13.3.	Either Party shall have the right to terminate this Agreement with [***] prior written notice to the other Party for a proven repeated material breach of this Agreement by the other Party, if the breaching Party did not cure such a breach within the said notice period. Any notice of material breach shall specify the breach in reasonable detail.

13.4.	Either Party shall have the right to terminate the Agreement immediately by giving written notice if, at any point the other Party is liquidated, declared bankrupt or otherwise made subject to insolvency proceedings and such proceedings are not dismissed or suspended within [***];

13.5.	Neopharm shall have the right to terminate the Agreement effective immediately, if Neopharm can demonstrate that there are reasonable good faith grounds to believe there is a safety concern related to the Products or in case of withdrawal of an investigational authorization or withdrawal of a registration for the Products anywhere in the world.

13.6.	Prima BioMed shall have the right to terminate the Agreement : (i) if Neopharm actively and knowingly institutes, prosecutes or otherwise participates in (or in any way actively and knowingly aids any third party in instituting, prosecuting or participating in) any administrative, legal or regulatory action that challenges, attacks, disputes the Products and/or the intellectual property relating to the Products or (ii) if Neopharm manufactures the Product or purchases the Product from any third-party for sale in the Territory.

13.7.	In the event of Change of Control (as defined in this clause 13.7 below) at one party, Neopharm and/or Prima BioMed, following which the new owner or controller is a direct competitor (of Neopharm and/or Prima BioMed respectively) of the Product in the Territory, the other party shall be entitled to terminate the Agreement within [***] after the announcement of such change of control event. In case Prima BioMed terminates, Prima BioMed and its Affiliates is obliged to [***] with additional interest rate of [***] per annum.

Change of Control shall mean change of ownership or control of more than fifty percent (50%) of the share capital or the issued voting shares or the power or authority to elect more than fifty percent (50%) of the board of directors.

13.8.

Prima BioMed reserves the right to terminate the agreement, only with respect to any specific Product, in the event that a third party demands from Prima BioMed to terminate the Agreement with Neopharm (with respect to the specific Product) as a last and final condition to enter into Worldwide License transaction for the specific Product with Prima BioMed, provided however

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

that Neopharm has not yet registered any Product in the Territory. In the event of such termination by Prima BioMed, Neopharm shall be entitled to compensation equal to the greater of (a) [***], or (b) [***].

13.9.	Termination of the Agreement shall be without prejudice to any rights that shall have accrued to the benefit of either party before such termination. The provisions of clauses, 5.4, 10 (for [***] after termination), 11, 12, 13.2, 14, 16 (except clause 16.6) and 17.6, and the Quality Agreement and the Safety Agreement shall survive any termination or expiration of this Agreement.

14.	GOVERNING LAW AND DISPUTE RESOLUTION

14.1.	The Agreement shall be governed, construed and interpreted in accordance with the laws of England. For the avoidance of doubt, notwithstanding the above, the parties exclude the application of any international statutes on the sales of goods, including the United Nations Convention on International Contracts for the Sales of Goods. The Agreement shall be in the English language and the English version of the Agreement shall be deemed the official and governing instrument, notwithstanding any translations thereof.

14.2.	In the event of any dispute, either Party may provide written notice of such dispute to the other Party. The parties shall try to settle those conflicts amicably between themselves. If the parties shall be unable to resolve any such dispute within [***] after such notice is received by the other party (“First Period”), the matter shall be referred to the President of Prima BioMed and to the President of Neopharm for further review and resolution. If they fail to agree within a second [***] period commencing the end of the first period, any controversy, dispute or claim which may arise out of or in connection with the Agreement, or the breach, termination or validity thereof, shall be referred to the exclusive jurisdiction of the competent court located within the jurisdiction of the party not initiating the claim. i.e. the defendant party.

15.	REPRESENTATIONS AND COVENANTS

15.1.	Representations and Covenants of Neopharm.

Neopharm makes the following representations, warranties and covenants:

(a)	Corporate Power. Neopharm is duly organized and validly existing under the laws of Israel and has full corporate power and authority to enter into the Agreement and to carry out its provisions.

(b)	Due Authorization. Neopharm is duly authorized to execute and deliver the Agreement and to perform its obligations under the Agreement. The person executing the Agreement on Neopharm’s behalf has been duly authorized to do so by all requisite corporate action.

(c)	Binding Agreement. The Agreement is a legal and valid obligation binding upon Neopharm and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by Neopharm will not be prevented or impaired by any agreement, instrument or understanding, oral or written, to which Neopharm, is a party or by which Neopharm may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d)	Validity. Neopharm is aware of no action, suit or inquiry or investigation instituted by any local, country, U.S. or other governmental or regulatory agency or by any other person or company that questions or threatens the validity of the Agreement.

15.2.	Representations, Warranties and Covenants of Prima BioMed.

Prima BioMed makes the following representations, warranties and covenants:

(a)	Corporate Power. Prima BioMed is duly organized and validly existing under the laws of Australia and has full corporate power and authority to enter into the Agreement and carry out the provisions of the Agreement.

(b)	Due Authorization. Prima BioMed is duly authorized to execute and deliver the Agreement and to perform its and its Affiliates obligations under the Agreement. The person executing the Agreement on Prima BioMed’s behalf has been duly authorized to do so by all requisite corporate action.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	Binding Agreement. The Agreement is a legal and valid obligation binding upon Prima BioMed, and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by Prima BioMed and its Affiliates does not conflict with any agreement, instrument or understanding, oral or written, to which Prima BioMed or any of its Affiliates is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d)	Validity. Prima BioMed is not aware of any action, suit or inquiry or investigation instituted by any local, country, U.S. or other governmental or regulatory agency or by any other person or company that questions or threatens the validity of the Agreement.

16.	TRADEMARKS AND TRADEMARKS LICENSE

16.1.	Neopharm shall sell the Products under or by reference to the Prima BioMed Trademarks specified by Prima BioMed. The Prima BioMed Trademarks are and shall remain the exclusive property of Prima BioMed, whether or not such ownership is specifically recognized or protected under any applicable laws. Neopharm agrees not to take any action inconsistent with such ownership.

16.2.	Prima BioMed hereby grants to Neopharm a royalty free, non-exclusive, assignable, license and right to use and display Prima BioMed’s Trademarks in the Territory in connection with the registration, sale, marketing, distribution of the Products in the Territory and as may be require to perform Neopharm’s obligations in accordance with this Agreement (the “Prima BioMed Trademarks License”). Prima BioMed hereby represents and warrants that it is entitled to grant such rights to Neopharm. Upon Neopharm’s request, Prima BioMed will register, at Neopharm’s cost, Neopharm as a registered user of the Prima BioMed Trademarks in the Territory.

16.3.	Upon expiration of the Agreement, the Prima BioMed Trademarks License shall continue except that it will be converted into a fully paid up, perpetual, royalty free, exclusive, irrevocable, assignable, sub licensable, license of Neopharm for the Product in the Territory.

16.4.	The Parties agree that all use of the Prima BioMed Trademarks by Neopharm shall be for the sole and exclusive benefit of Prima BioMed and the benefits of the goodwill and reputation accrued in connection with the use of the Trademarks shall accrue to Prima BioMed. In the event Neopharm acquires any right, title or interest in or to or relating to the Prima BioMed Trademarks for any reason, Neopharm hereby assigns, at no cost, all such right, title and interest, together with any related goodwill or reputation, to Prima BioMed and it agrees to promptly execute all documents reasonably requested by Prima BioMed in connection with such assignment.

16.5.	Without derogating from the above, Neopharm may use and display any or all trademarks, trade names, designs, drawings, brand names, logos and other property rights of NeoPharm and/or its Affiliates and/or Controlled by Neopharm, in respect to the Products (“NeoPharm Trademarks”), alone and/or with the Prima BioMed Trademarks to identify Neopharm as licensee and distributor of the Products.

16.6.	Neopharm hereby grant to Prima BioMed a royalty free, non-exclusive, license and right to use and display Neopharm’s Trademarks to identify Neopharm as licensee and distributor of the Products, in connection with the registration, sale, marketing, distribution of the Products in the Territory and as may be required to perform Prima BioMed’s obligations in accordance with this Agreement (the “Neopharm Trademarks License”). Neopharm hereby represents and warrants that it is entitled to grant such rights to Prima BioMed.

16.7.	The Parties agree that all use of the NeoPharm Trademarks shall be for the sole and exclusive benefit of Neopharm and the benefits of the goodwill and reputation accrued in connection with the use of the NeoPharm Trademarks shall accrue to Neopharm. In the event Prima BioMed acquires any right, title or interest in or to or relating to the NeoPharm Trademarks for any reason, Prima BioMed hereby assigns, at no cost, all such right, title and interest, together with any related goodwill or reputation, to Neopharm. Prima BioMed agrees to promptly execute all documents reasonably requested by Neopharm in connection with such assignment.

16.8.	Prima Biomed warrants that it (or its Affiliate) is the applicant or owner of the Prima BioMed Trademarks and that to the best of its knowledge the Trademarks do not infringe on any intellectual property rights of third parties in the Territory.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.	MISCELLANEOUS PROVISIONS

17.1.	It is hereby agreed, that Neopharm may use its Affiliates to perform any of its obligations under this Agreement.

17.2.	Assignment. Neither Party may assign or transfer this Agreement or any licenses, rights or obligations hereunder without the prior written consent of the other, not to be unreasonably withheld. Any attempted assignment or transfer of this Agreement or rights or obligations hereunder that is not in compliance with this clause 17.2 shall be void. This Agreement shall be binding upon, and shall inure to the benefit of, all successors and assignees permitted under this clause.

17.3.	Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

17.4.	Force Majeure. Neither party shall be responsible for delays or failures in performance of its undertakings resulting from acts beyond such party’s control which could not be reasonably prevented (including acts of God, governmental restrictions, war, whether declared or not), provided however that either party shall give prompt written notice of such cause to the other party and promptly fulfills its obligations under this Agreement immediately after such force majeure event ceases

17.5.	No Other Rights. Except as otherwise expressly provided in the Agreement, no other right, express or implied, is granted by the Agreement.

17.6.	Public Announcements. Neither party shall make any press release, statement or public announcement (including by means of advertising or sales promotional materials) concerning the Agreement or the subject matter of the Agreement (including by mentioning or referring in any way to Prima BioMed or Neopharm or names of their employees), unless such announcement shall, in the opinion of such party’s legal counsel, be required by law or unless such announcement is agreed in writing in advance by the parties.

17.7.	Notices. All notices and other communications under the Agreement shall be in writing in the English language and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; notices of a change of address shall be effective only upon receipt thereof):

If to Prima BioMed, addressed to:

Attention: CEO

Address: Level 7, 151 Macquarie Street

Sydney, NSW, 2000

Australia

Facsimile: + 61 2 9276 1284

If to Neopharm, addressed to:

Attention: CEO

Neopharm Building,

6 Hashiloach St

Kiryat Matalon

Petach Tikva, 49170

Israel

Facsimile: +972 3 9393770

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

All notices shall be deemed delivered on the next business day if sent by fax, on delivery if personally delivered or delivered by courier, and seven days after posting if sent by first class air mail.

17.8.	Amendment. No amendment, modification or supplement of any provision of the Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer or director of each party.

17.9.	Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of any party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer or director of the waiving party.

17.10.	Counterparts. The Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one party but all such counterparts taken together shall constitute one and the same agreement.

17.11.	Severability. Whenever possible, each provision of the Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

17.12.	Independent Contractors. The relationship between Prima BioMed and Neopharm created by the Agreement is one of independent contractors and neither party shall have the power or authority to bind or obligate the other. There is no employee-employer relationship between Prima BioMed and Neopharm.

17.13.	Local Law Requirements. Except as otherwise specifically provided herein, each party shall at their own expense in their respective countries, take such steps as may be required to satisfy any laws or requirements with respect to declaring, filing, recording or otherwise rendering the Agreement valid.

17.14.	Taxes and Set-off. All payments hereunder shall be made subject to any deduction or withholding as required under any applicable law. Each party acknowledges that the purchase price for the goods and services provided hereunder does not include any value-added Taxes, which may be charged in addition if legally owed by Prima BioMed. Each party shall bear any taxes imposed on such party in connection with the performance of this Agreement. Each party shall have the right to set-off any amounts due to the other for any purpose under this Agreement or otherwise.

17.15.	Entire Agreement of the Parties. The Agreement (including the Schedules) shall constitute and contain the complete, final and exclusive understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, understanding and agreements, whether oral or written, between Prima BioMed and Neopharm respecting the subject matter thereof, and as of the Effective Date the Terms for License and Supply Agreement dated October 2013 and the Non Disclose Agreement dated May 2013 shall be canceled and void.

[Signature Page Follows]

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Intending to be legally bound, the parties have caused the Agreement to be executed by their duly authorized officers or directors as of the Effective Date.

PRIMA BIOMED LTD.

/s/ Matthew Lehman

By:	Matthew Lehman

Its:	CEO

By

Its:

NEOPHARM LTD.

/s/ Tal Fuhrer

By	Tal Fuhrer

Its:	VP. Bus. Dev.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE A

LICENSE AND RIGHT GRANTED CONSIDERATION, PROFIT SHARING, PURCHASE PRICE, PAYMENT TERMS AND MILESTONES PAYMENTS

1.	DEFINITIONS:

1.1.	“Net Profits” shall mean, with respect to each Product, Net Selling Price less Supply Price and less Commercialization Expenses.

1.2.	“Net Selling Price” shall mean, with respect to each Product, the gross amount invoiced by Neopharm for sale of Products to third parties, less the following deductions relating to sales of the Products:

1.2.1.	Sales returns and allowances actually paid or granted with respect to invoiced amounts, including trade, quantity and cash discounts and any other adjustments, discounts, rebates etc., whether direct discounts and bonuses, or indirect discounts calculated periodically, including those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, returns, chargeback rebates, reimbursements or similar payments or credits granted or given to wholesalers or other distributors, including but not limited to payments to Promedico Limited, buying groups, health care insurance carriers or other institutions;

1.2.2.	Adjustments arising from consumer discount programs or other similar programs;

1.2.3.	allowances, discounts, adjustments, rebates, reimbursements and similar payments or credits in respect of sales to any Government Authority or any government-subsidized program or managed care organization;

1.2.4.	customs or excise duties, sales tax, consumption tax, VAT and other taxes (except income taxes) or duties relating to Product sales;

1.2.5.	actual freight costs and shipping insurance (to the extent Neopharm bears the cost of freight and shipping insurance);

1.2.6.	any invoiced amounts not collected or received by Neopharm within [***] of invoicing (net of the above adjustments previously taken); provided, however, that if any such invoiced amounts are paid to Neopharm at a later date such amounts shall be included in gross invoiced sales of Products; and

Transfers or dispositions of Products in commercially reasonable quantities and without receipt of compensation for pre-clinical, clinical, regulatory, governmental purposes etc. shall be excluded from Net Selling Price calculations for all purposes.

1.3.	“Supply Price” shall mean, with respect to each Product, actual direct costs, to the extent related to the Manufacturing (as defined below) of the Products for sale in the Territory during the Term of the Agreement. “Supply Price” shall not include VAT, import taxes, duties or any other required taxes. Costs of third parties related to the Manufacturing, if any, shall be supported by invoices.

1.4.	“Manufacturing” shall mean, with respect to each Product, all direct activities by or on behalf of Prima BioMed directed solely to the manufacturing of the Products, including, but not limited to, the producing, processing, primary packaging, final packaging, quality assurance testing and release, shipping and storage of Products; costs of release of Products; costs of raw materials; conversion costs; labor compensation expenses for time spent by manufacturing employees on manufacturing the Products; storage, warehousing, testing, tooling, and physical inventory adjustments, shipping and insurance costs for the Products. Manufacturing charges will also include a [***] overhead charge to cover indirect costs such as reasonable administration charges, repairs to equipment and maintenance activities associated with manufacturing.

1.5.	Commercialization Expenses” shall mean, with respect to each Product, the sum of Marketing Expenses (as defined in clause 1.6 below) and Selling and Distribution Expenses (as defined in clause 1.8 below). Commercialization Expenses will also include a [***] overhead charge to cover indirect costs such as reasonable administration charges, repairs to equipment and other maintenance activities associated with Selling and Distribution.

1.6.	“Marketing Expenses” shall mean, with respect to each Product, actual direct costs, to the extent related to the Marketing (as defined below) of the Products for sale in the Territory during the Term of the Agreement. Marketing Expenses shall not include cost and expenses of activities that promote Neopharm’s business as a whole without being specific related to the Products.

[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.7.	“Marketing” shall mean, with respect to each Product, all direct activities by or on behalf of Neopharm directed solely to marketing and promotion of the Products, including but not limited to, promotion, samples, advertising, lobbying, promotional materials, compensation expenses for time spent by marketing employees on marketing of the Products, professional education, public relation, relationship with opinion leaders and professional societies, market research and other similar activities related to marketing and promotion of the Products.

1.8.	“Selling and Distribution Expenses” shall mean, with respect to each Product, actual direct costs, to the extent related to the Selling and Distribution (as defined below) of the Products for sale in the Territory during the Term of the Agreement.

1.9.	“Selling and Distribution” shall mean, with respect to each Product, all direct activities by or on behalf of Neopharm directed solely to selling and distribution of the Products and any costs and expenses associated with the selling and distribution of the Products, including, but not limited to securing and executing the orders, logistics, transportation, delivery and dispatch of finished Products, labeling, warehousing, storage, physical distribution, customer service, destructions, regulatory fees and expenses, returns, handling Biological Samples, insurance, governmental fees and duties, importation related cost and expenses, labor compensation expenses associate with the sell and distribution of the Products, inventory handling, credit and collection, administrative expenses.

2.	PRODUCT PURCHASE PRICE.

Prima BioMed shall supply each Product to Neopharm (CIF, Neopharm warehouse in the Territory, [***] in consideration for the Supply Price. Neopharm shall pay for all purchases of Products not later than ninety [***] after delivery of such Product to Neopharm.

3.	PROFIT SHARING.

Prima BioMed and Neopharm shall each receive [***] of the Net Profits from all sales of each Product in the Territory during the Term. The Parties shall cooperate to reconcile and settle the Net Profit of each Product on a quarterly basis within [***] after the end of each calendar quarter.

4.	LICENSES AND RIGHT GRANTED CONSIDERATION.

Neopharm will pay to Prima BioMed a one-time consideration in the sum of [***], within [***] of the Effective Date in consideration to the licenses and all other rights granted to Neopharm under this Agreement.

5.	MILESTONES PAYMENTS

5.1.	Subject to the other terms of this Agreement and Prima BioMed performing all its respective obligations under this Agreement, Neopharm shall pay the following one-time milestone payments to Prima BioMed, within [***] after Neopharm notify Prima BioMed in writing that the responding milestone event set forth below has been achieved:

5.2.	[***] due and payable upon completion of Registration of the first Product in the Territory.

5.3.	[***] due and payable upon the first time that the Net Selling Price of the first Product in the Territory per a full calendar year is above [***].

6.	For the avoidance of doubt, each of the above Milestones Payments and the Licenses and Right Granted Consideration payments shall be due not more than once in any event and will be no-refundable and non creditable.

7.	ADDITIONAL PAYMENT TERMS

7.1.	All payments will be made in U.S. dollars by bank wire or electronic transfer (same day funds) to the account and pursuant to the instructions designated by Prima BioMed in writing. Net Profits in the Territory shall be calculated using the representative rate of exchange for the currency in the Territory, as published by the Bank of Israel and known at the time of payment.

7.2.	Any income or other taxes on any monies payable to Prima Biomed which Neopharm is required by law to pay or withhold on behalf of Prima BioMed, shall be deducted by Neopharm from such monies due. Any such tax required to be paid or withheld shall be an expense of and borne solely by Prima Biomed.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.	AUDIT RIGHTS.

During the Term, each Party shall keep complete and accurate records pertaining to the disposition of the Products and amounts payable under this Agreement in sufficient detail to permit the other Party to confirm the accuracy of all payments made or due hereunder. Each Party shall have the right to appoint an independent third party to audit the books of account of the other Party in order to determine whether the other Party has properly reported and accounted for any fees or payments due to such Party pursuant to this Agreement. Audits may be performed during regular business hours, not more than [***] during the Term and for [***] thereafter and upon reasonable prior notice to the other Party. The audit fees shall be borne by the requesting Party unless such audit reveals that difference between the amount paid to the requesting Party and the amount actually due the requesting Party is [***] or more of the amount actually due the requesting Party, in which case the audit fees shall be borne by the other Party.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE B

CURRENT PRODUCT

The CVacTM “Product” is an autologous dendritic cell vaccine for use in the field of oncology; currently in clinical trials for epithelial ovarian cancer.

The current vaccine product comprises a patient’s own (autologous or self) white blood cells that have been removed via the process of apheresis and then processed to concentrate their mononuclear white blood cells including dendritic cells. The cells are then cultured in the presence of a proprietary adjuvant known as mannan fusion protein or MFP. MFP consists of oxidised polymannose (a sugar) chemically conjugated to a peptide of a cancer antigen; in this case mucin 1. After culture, the cells are washed, cryopreserved and stored prior to injection (administration) back into the original white blood cell donor (end user).

Mucin 1 is a self- protein that is known to be overexpressed in epithelial cancers in an under glycosylated form. The current CVac product utilises a mucin 1 peptide sequence from the variable number of tandem repeats (VNTR) region. While the current CVac product is in trials for patients with epithelial ovarian cancer in first and second remission it may also potentially be used in the future (future product) for treatment of other epithelial cancers expressing the mucin 1 antigen.

Under the terms of this Supply Agreement, Neopharm will be responsible for the collection of white blood cells from patients and their delivery to Prima BioMed according to specifications to be provided. Prima BioMed will be responsible for the processing of the cell samples and return the CVac product to Neopharm in accordance with product specification and regulatory requirements. Neopharm will be responsible for the supply and administration (sale) of the final CVac product to the end user (original donor) in accordance with specifications provided by Prima BioMed.

A Technology License Agreement for 2 intellectual property families from the Burnet Institute of Medical Research (Melbourne, Australia) allows Prima BioMed to manufacture MFP in the field of cancer and to culture dendritic cells from patients in the presence of MFP before readministering to the end user (original donor) to generate cytotoxic T cells. These patents are not currently held in Israel or Palestine. In the event of patentable product improvements, applications will be filed in the Territory

[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.